Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Constellation Brands, Inc.

(Name of the Issuer and Name of Person Filing Statement)

Table 1—Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$7,008,177,270.00(1)	.0000927	$649,658.03
Fees Previously Paid	N/A		N/A
Total Transaction Valuation	$7,008,177,270.00
Total Fees Due for Filing			$649,658.03
Total Fees Previously Paid			N/A
Total Fee Offsets			$510,605.40
Net Fee Due			$139,052.63

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		Form S-4	333-266434	August 1, 2022		$510,605.40

Fee Offset Sources	Constellation Brands, Inc.	Form S-4	333-266434		August 1, 2022		$510,605.40

(1)

This Schedule 13E-3 relates to the registration of shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Constellation Brands, Inc. (the “Company”) into which shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), will be reclassified. In accordance with the Securities Exchange Act of 1934, as amended, Rule 0-11(c), the transaction value was calculated as the sum of the product of (a) 23,205,885 issued and outstanding shares of Class B Common Stock as of the close of business on June 24, 2022 to be reclassified and converted into the right to receive a cash payment of $64.64 and one share of Class A Common Stock per share of Class B Common Stock, multiplied by $302.00, the average of the high and low prices of the Company’s Class B Common Stock on July 25, 2022, as reported on the New York Stock Exchange.